EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

FIRST QUARTER 2006 RESULTS

Bedford, MA – April 26, 2006 - Boston Communications Group, Inc, (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the first quarter ended March 31, 2006 totaled $907,000 or $0.05 per share, including a one-time income tax benefit of $975,000. On a non-GAAP basis, excluding the one-time tax benefit and the legal expenses associated with the Freedom Wireless lawsuit, the Company would have reported net income of $720,000, or $0.04 per share for the first quarter of 2006.

The consolidated GAAP net income compares with net income of $1.6 million, or $0.09 per share, for the first quarter of 2005. On a non-GAAP basis excluding legal expenses and related charges associated with the Freedom Wireless lawsuit, the Company would have reported net income of $3.0 million, or $0.17 per share for the first quarter of 2005.

Total revenues for the first quarter of 2006 were $24.7 million, a decrease of 6% from $26.4 million for the first quarter of 2005 and down 6% sequentially from the fourth quarter of 2005. As of March 31, 2006, bcgi had 3.75 million subscribers on its Real-Time Billing platform, 40,000 lower than March 31, 2005 and 342,000 lower than December 31, 2005. As anticipated, the decrease in subscribers resulted from expected conversions from Verizon Wireless, Cingular Wireless and Alltel Corporation who, as previously disclosed, have migrated or continue to migrate off the Company’s Real-Time billing platform. This decrease in subscribers was also the principal factor in the revenue decline. Also partially contributing to the Company’s revenue decline was a decrease in the average billed rate per minute of use per month (“MOU”) of 53% and 31% compared to the first quarter and fourth quarters of 2005, respectively, partially offset by the increase in the average number of billed MOUs per subscriber per month to 175 (46% and 20% higher than the first and fourth quarters of 2005, respectively). These changes in average billed rate and average usage per subscriber are principally due to customers with lower contractual pricing and higher average usage becoming a larger proportion of Real-Time Billing revenues, in addition to customary volume discounts for those customers.

Cost of revenues, engineering, research and development, sales and marketing and general and administrative expenses all increased for the first quarter of 2006 compared to the first quarter of 2005 and the fourth quarter of 2005. These increases resulted principally from increased staffing and related labor and other costs the Company incurred as it continues to implement initiatives and invest resources in its global product diversification strategy. The one-time income tax benefit recorded in the first quarter of 2006 was due to favorable resolutions of income tax items which the Company had reserved that resulted in the reversal of a portion of the valuation allowance against certain deferred tax assets that are now realizable.

Cash, short-term investments, and restricted cash decreased $10.5 million from $80.8 million as of December 31, 2005 to $70.3 million as of March 31, 2006. This decrease was primarily due to the payment of certain year-end accruals and the timing of accounts receivable receipts which caused an increase in average days sales outstanding to 86 days as of March 31, 2006, up from 55 days at December 31, 2005.

Freedom Wireless Litigation Status

The Company filed its principal appeal brief in the Freedom Wireless litigation with the U.S. Court of Appeals for the Federal Circuit. The Company believes the appeal process will continue into 2007. As previously announced, the Company has accrued an estimated loss of $64.3 million with respect to the Freedom Wireless judgment, excluding additional legal charges which are, and will continue to be, expensed as incurred. However, the actual loss, if any, may be higher or lower than the amount accrued and could be higher than the current judgment of $165 million.

Outlook

The Company anticipates that for the second quarter of 2006 revenues and earnings will decrease compared to the first quarter of 2006 and that the Company will incur a net loss. These expectations are based primarily on the Company’s anticipation that, as previously disclosed, Verizon Wireless will fully migrate off its Real-Time Billing platform by June, 2006 and Cingular Wireless will continue its migration during the quarter and be fully migrated off later in 2006. Each of those carriers, along with Alltel Corporation, who migrated off the Real-Time Billing platform in the first quarter of 2006, collectively comprised approximately 19%, or $4.6 million, of the Company’s first quarter 2006 revenues. The Company expects that these carriers will comprise a lower percentage of revenue in the second quarter as these migrations continue and as Sprint Nextel, who represented 66% of consolidated revenue in the first quarter, is expected to increase its revenue in dollars and as a percentage of the Company’s overall revenues.

The Company is continuing to invest in its customer and product diversification strategy which includes support of its bcgi Access Management, bcgi Payment and Voyager Billing products and expansion into new domestic and international wireless markets, including the developing MVNO market. These strategic initiatives are expected to result in spending in the second quarter at levels consistent with the first quarter of 2006, except for a sequential increase in sales and marketing expenses. Legal and other costs associated with the Freedom Wireless litigation during the second quarter of 2006 are estimated to be $1.0 million to $1.5 million.

“We continue to pursue our strategy of revenue diversification focused on international expansion of our addressable markets,” said E.Y. Snowden, bcgi’s president and chief executive officer. “We were very happy with the sales traction we achieved at the 3GSM World Conference and CTIA Wireless 2006. Along with our recently announced licensing agreement with Convergys Corporation, the newest member of bcgi’s Global Alliance Program, we believe we are well positioned to meet the growing needs of worldwide wireless operators.”

Use of Non-GAAP Financial Measures

The non-GAAP operating results included in this release are non-GAAP financial measures under the rules of the Securities and Exchange Commission. In the first quarter of 2006, these results exclude a $975,000 one-time income tax benefit and $1.2 million of legal and related costs to defend the Freedom Wireless litigation and the corresponding estimated income tax effect. The Company included this information because the Company believes this information is an appropriate measure for evaluating the Company’s operating performance and will assist investors in understanding the company’s results of operations on a comparative basis. The Company uses this non-GAAP information internally to help the Company’s management more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance on a comparative basis. This non-GAAP information supplements the GAAP financial information contained herein, and is not intended to represent a measure of performance in accordance with disclosures prepared in accordance with GAAP.

Conference Call

The Company will be holding a conference call and web cast at 5:00PM ET on Wednesday, April 26, 2006 to discuss results for the period ended March 31, 2006 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (conf id 7672910) and will be available for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding revenues and earnings estimates, the timing of customer migrations, estimates of future legal expenses, estimates of appeals process length and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are: an unfavorable judgment in the appeal of the Freedom Wireless suit which could result in substantial damages and indemnification obligations that could exceed the Company’s ability to pay and could significantly restrict bcgi’s ability to conduct business, including the Company seeking protection under U.S. Bankruptcy Code, the loss of additional customers (beyond Verizon Wireless, Cingular Wireless and Alltel Corporation) or certain of their markets because of negative pressure caused by the Freedom Wireless suit or for any other reason, specifically, Sprint Nextel Corporation, who represented 66% of the Company’s consolidated revenues for the three months ended March 31, 2006, greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, or non-renewal of customer contracts, including Sprint Nextel Corporation whose contract expires in the first quarter of 2007, the ability to market and sell new solutions to wireless operators, as well as the other factors that may affect future operating results detailed in bcgi’s form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	3/31/06	12/31/05	3/31/05
Revenues:
Real-time billing	$21,646	$23,509	$24,224
Other	3,071	2,751	2,128

	$24,717	$26,260	$26,352

Expenses:
Cost of revenues (1)	7,172	6,742	6,227
Engineering, research and development	4,622	4,434	4,029
Sales and marketing	3,216	2,865	2,436
General and administrative	3,914	3,432	3,745
General and administrative – legal expense (2)	1,230	1,385	2,210
Depreciation and amortization	5,318	5,353	5,554

Total operating expenses	25,472	24,211	24,201
Operating income (loss)	(755)	2,049	2,151
Interest income	687	531	400

Income (loss) before income taxes	(68)	2,580	2,551
Provision (benefit) for income taxes	(975)	(72)	918

Net income	$907	2,652	$1,633

Basic Net Income Per Share:
Net income	$0.05	$0.15	$0.09
Weighted average common shares outstanding	17,775	17,734	17,602
Diluted Net Income Per Share:
Net income	$0.05	$0.15	$0.09
Weighted average common shares outstanding	17,780	17,735	17,726

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately.
(2)	General and administrative – legal expenses consist primarily of legal and related fees to defend the patent infringement suits brought by Freedom Wireless.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	March 31, 2006	December 31, 2005
Current assets:
Cash and short-term investments	$28,378	$39,350
Restricted cash	41,910	41,466
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $1,134 in 2006 and $949 in 2005	22,624	14,830
Prepaid expenses and other assets	4,150	3,443
Tax refund receivable	909	—

Total current assets	97,971	99,089

Property and equipment, net	50,567	53,283

Goodwill and other assets	22,871	22,919

Total assets	$171,409	$175,291

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,723	$20,177
Accrued estimated loss from litigation	64,300	64,300

Total current liabilities	79,023	84,477

Non-current liabilities:
Accrued pension liability	4,756	4,468

Shareholders’ equity:
Common stock and additional paid-in capital	106,751	106,409
Accumulated deficit	(19,121)	(20,063)

Total shareholders’ equity	87,630	86,346

Total liabilities and shareholders’ equity	$171,409	$175,291

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Three months ended March 31,
	2006	2005
OPERATING ACTIVITIES
Net income	$907	$1,633
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	5,318	5,554
Deferred income taxes	—	(135)
Stock compensation expense	159	—
Changes in operating assets and liabilities:
Accounts receivable, net	(7,829)	(4,047)
Prepaid expenses and other assets	(853)	(638)
Income taxes (receivable) payable	(2,804)	917
Accounts payable, accrued expenses and deferred revenue	(2,909)	(3,600)
Other non-current liabilities	288	245

Net cash used in operations	(7,723)	(71)
INVESTING ACTIVITIES
Restricted cash	(444)	—
Payment of earnout of acquired business	(647)	(591)
Purchases of long-term investments	—	(454)
Sales of short-term investments, net of purchases	(3,610)	(1,745)
Purchase of property and equipment	(2,375)	(4,616)

Net cash used in investing activities	(7,076)	(7,406)
FINANCING ACTIVITIES
Proceeds from employee stock purchase plan	198	372

Net cash provided by financing activities	198	372

Decrease in cash and cash equivalents	(14,601)	(7,105)
Cash and cash equivalents at beginning of period	14,601	9,467

Cash and cash equivalents at end of period	$—	$2,362

Non-GAAP Statements of Income

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Three Months ended March 31, 2006
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$24,717	$—	$24,717

Expenses:
Cost of revenues	7,172	—	7,172
Engineering, research and development	4,622	—	4,622
Sales and marketing	3,216	—	3,216
General and administrative	3,914	—	3,914
General and administrative – legal expense (1)	1,230	(1,230)	—
Depreciation and amortization	5,318	—	5,318

Total operating expenses	25,472	(1,230)	24,242

Operating income (loss)	(755)	1,230	475
Interest income	687	—	687

Income from before income taxes	(68)	1,230	1,162
Provision /(benefit) for income taxes (2)	(975)	1,347	442

Net income	$907	$(117)	$720

Basic Net Income Per Share:
Net income	$0.05		$0.04

Weighted average common shares outstanding	17,775		17,775
Diluted Net Income Per Share:
Net income	$0.05		$0.04

Weighted average common shares outstanding	17,780		17,780

(1)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuits.
(2)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a benefit for the reversal of a valuation allowance for certain deferred tax assets, to the Company’s annual effective tax rate excluding these amounts, or 38%.

Non-GAAP Statements of Income

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Three months ended March 31, 2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$26,352	$—	$26,352

Expenses:
Cost of revenues	6,227	—	6,227
Engineering, research and development	4,029	—	4,029
Sales and marketing	2,436	—	2,436
General and administrative	3,745	—	3,745
General and administrative – legal expense (1)	2,210	(2,210)	—
Depreciation and amortization	5,554	—	5,554

Total operating expenses	24,201	(2,210)	21,991

Operating income	2,151	2,210	4,361
Interest income	400	—	400

Income before income taxes	2,551	2,210	4,761
Provision for income taxes (2)	918	796	1,714

Net income	$1,633	1,414	$3,047

Basic Net Income Per Share:
Net income	$0.09		$0.17

Weighted average common shares outstanding	17,602		17,602
Diluted Net Income Per Share:
Net income	$0.09		$0.17

Weighted average common shares outstanding	17,726		17,726

(1)	Amount primarily represents the legal and related fees associated with the Freedom Wireless lawsuits.
(2)	Amount of the tax impact at the Company’s annual effective tax rate of the legal and related fees associated with the Freedom Wireless lawsuits.